 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12 , 2011

CORD BLOOD AMERICA, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50746	65-1078768
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1857 Helm Drive Las Vegas, NV  89119
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 914-7250
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Copies to:

Donald G. Davis, Esq.
Law Offices of Davis & Associates, Inc.
PO Box 12009
Marina Del Rey, CA 90295
Phone: (310) 823-8300
Fax: (310) 301-3370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 10, 2011, Cord Blood America, Inc. (the "Company") entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with St. George Investments, LLC, an Illinois limited liability company (the "Investor") whereby the Company issued and sold, and the Investor purchased: (i) Secured Convertible Promissory Notes of the Company in the principal amount of $1,105,500 (the "Company Note") and (ii) a Warrant to purchase common stock of the Company (the "Warrant"). The Investor paid $250,000 in cash as an initial payment to the Company and execute and delivered six separate “Secured Buyer Notes” (the “Buyer Notes”), as consideration in full for the issuance and sale of the Company Note and Warrants.

The principal amount of the Company Note is $1,105,500 ("Maturity Amount") and the Company Note is due 48 months from the issuance date of March 10, 2011. The Company Note has an interest rate of 6.0%, which would increase to a rate of 12.0% on the happening of certain Trigger Events, including but not limited to: a decline in the 10-day trailing average daily dollar volume of the common shares in the Company’s primary market to less than $30,000.00 of volume per day at any time; the failure by the Company or its transfer agent to deliver Conversion Shares (defined in the Company Note) within 5 days of Company’s receipt of a Conversion Notice (defined in the Company Note). The total amount funded (in cash and notes) at closing will be $1,000,000, representing the Maturity Amount less an original issue discount of $100,500.00 and the payment of $5,000 to the Investor to cover its fees, with payment consisting of $250,000 advanced at closing and $750,000 in a series of six secured convertible Buyer Notes of $125,000.00 each , with interest rates of 5.0%. The Buyer Notes are secured by an Irrevocable Standby Letter of Credit (“Letter of Credit”).

The Investor has the right to convert, subject to restrictions described in the Company Note, all or a portion of the outstanding amount of the Company Note that is eligible for conversion into shares of the Company’s common stock. However, the Investor’s right to convert any of the Buyer Notes is conditioned upon payment in full of the subject Buyer Note. The number of common shares delivered to the Investor upon conversion will be calculated by dividing the amount of the Company Note that is being converted by the market price of the common stock, which is defined as 80% of the average of the closing price bid (“Closing Bid”) for the 3 trading days with the lowest Closing Bids during the 20 trading days prior to the conversion.

The Investor has also received a five year warrant entitling it to purchase 139,925,374 shares of common stock of the Company at an exercise price of $.00179. The warrant also contains a net exercise or cashless exercise provision.

The Company Note and the Warrant each contain provisions which reduce the conversion price and the warrant exercise price, respectively, in the event the Company sells or grants common stock or convertible securities at a per share price less then such conversion price or warrant exercise price then in effect. In such circumstances the conversion price and/or the warrant exercise price is automatically reduced to the lower effective price at which the Company sells or grants securities, subject to certain exceptions

The Investor's obligation to pay the balance of the purchase price of the Company Note is evidenced by the Buyer Notes. Each Buyer Note is in the principal amount of $125,000. Each Buyer Note is due and payable on or before the earlier of (i) (49) months from March 10, 2011, or (ii) subject to certain conditions described in each Buyer Note, a date beginning on October 10, 2011 for the first Buyer Note, November 10, 2011 for the second Buyer Note and so forth on the 10th of each subsequent month thereafter for each subsequent Buyer Note. The Buyer Notes each contain standard events of default related to payment, certain covenants and bankruptcy events.

The Company Note, Warrant, Buyer Notes, Security Agreement, Letter of Credit, Letter of Credit Agreement, Escrow Agreement, and Transfer Agent Letter (the "Transaction Documents") were each delivered pursuant to the terms of the Purchase Agreement. The Purchase Agreement contains representations and warranties of the Company and the Investor that are customary for transactions of this kind.

The foregoing is only a summary of the terms of the transaction between the Company and the Investor. You are urged to read each of the Transaction Documents, which are each attached as an Exhibit to this Current Report and incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OF A REGISTRANT.

Exchange of $1 Million Notes

On January 12, 2011, the Company issued a $1,050,000 “Convertible Promissory Note” to JMJ Financial (“JMJ”), a private investor (the “2011 Note”). The 2011 Note bears interest in the form of a one time interest charge of 10%, payable with the Note’s principle amount on the maturity date, January 12, 2014. All or a portion of 2011 Note principle and interest is convertible at the option of the JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 85% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion. (but see below)

At the same time, JMJ issued and delivered to the Company, a second “Secured & Collateralized Promissory Note” dated January 12, 2011, (the “JMJ Note”), which served as sole consideration to the Company for the Company’s issuance of the 2011 Note to JMJ. The JMJ Note is in the principle amount of $1,000,000, bears interest in the form of a one time interest charge of 10.5%, and interest is payable with the JMJ Note’s principle on its maturity date, January 12, 2014. The JMJ Note is secured by JMJ assets in the form of money market fund or similar equivalent having a value of at least $1,000,000.

While no mandatory principal or interest payments are due on the JMJ Note until its maturity date, the parties contemplate voluntary pre payments at the option of JMJ on the JMJ Note to the Company at some time in the future. Management is optimistic but cannot assure that such pre payments may begin as early as 6 months after JMJ Note issuance, or beginning in July 2011, but only provided: (i) all requests by JMJ for conversion of principle and interest on the 2011 Note are honored; and (ii) the Company’s common stock issued upon such conversions of portions of the principle and interest on the 2011 Note is freely tradable in the hands of the investor under Federal Securities laws and regulations, and such conversion shares are accepted into the DWAC system (see below).

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

a. Liquidated Damages Agreement with JMJ Financial

Under a previous outstanding Company Convertible Note having similar terms as described in Item 2.03 above and issued to JMJ and funded by JMJ in the amount of approximately $1,750,000(the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”). At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock. As a result of this breach, on February 8, 2011, the Company entered into a settlement and liquidated damages agreement (the “Liquidated Damages Agreement”) with JMJ which contained the following terms, among others:

The exact amount of the liquidate damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock.

Pursuant to this Liquidated Damages Agreement, the Company agreed to pay $671,385 in liquidated damages to JMJ said sum to be added to the principle amount of the Earlier Note.

- The investor was also granted the option to rescind any future conversion of portions of the principle amount of the Earlier Note, and or the 2011 Note into the Company’s common stock, and convert JMJ’s interest back into debt owed by the Company, and later at JMJ’s option, to convert back again into Company common stock.

- The per share conversion price on JMJ’s conversions of the Earlier Note and the 2011 Note was changed from a 15% discount, to a 25% discount from the Company share price, calculated as the lesser of $.0041, or the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days preceding the date of each conversion into common stock.

- The Liquidated Damages Agreement also added a 35% prepayment penalty for prepayment of any previously funded portions of any Company Note, past or future , and a 15% cancelation fee for cancellation of any portion of any past or future Company Note which had not been funded.

The exact amount of the liquidate damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock.

b. Liquidated Damages Agreement with Tangiers Capital, LLC.

On January 19, 2011, the Company entered into a separate settlement and liquidated damages agreement (the “Agreement”), with Tangiers Capital, LLC (“Tangiers), one of the Company’s existing investment bankers who has been purchasing from time to time registered shares of the Company’s Common Stock for cash. Execution of the Agreement became necessary because under the existing agreement with Tangiers, the Company was obligated to deliver registered shares which could be “immediately” placed into the Automated System for Deposits and Withdrawals of Securities (know as “DWAC”), and at present the DWAC system is not available for newly issued registered shares of the Company.

The Agreement provides that as Liquidated Damages, the Company will remit a specified sum (the “Penalty Sum”) to Tangiers on each share the investor has previously purchased and currently holds, and on each share purchased Tangiers for cash in the future, until such time as the shares held by Tangiers can again be deposited into the DWAC system.

This Penalty Sum is to be calculated as follows: A sum equal to:

(i) 90% of the volume weighted average price of the Company’s common stock for the five consecutive trading days immediately prior to notice of Tangier”spurchase of each specific share from the Company;

(ii) Plus A sum equal to 30% of the sum calculated in (i) above;

(iii) Less a sum equal to:

a. The actual sum received by Tangiers on the sale of such acquired shares upon their sale into the public market, from the date of the agreement until the date on which newly issued shares of the Company can again use the DWAC System; or

b. In the case of shares acquired during the specified period and “not sold” at the date on which the DWAC System is again available, a sum equal to the closing price for Cord common Stock on the date that newly issued shares of the Company’s common stock can again use the DWAC System.

The exact amount of the liquidate damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock, as well as the timely lifting of restrictions on the use of the DWAC system by newly freed up shares of the Company’s common stock.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

4(i)	Convertible Promissory Note for $1,050,000

4(ii)	Secured & Collateralized Promissory Note for $1,000.000

4(iii)	Settlement Agreement (and liquidated damages)

4(iv)	Settlement Agreement

4.1	$1,105,500 Secured Convertible Promissory Note dated March 10, 2011

4.2	Warrant to Purchase Shares of Common Stock dated March 10, 2011

10.1	Note and Warrant Purchase Agreement dated March 10, 2011

10.8	Escrow Agreement dated March 10, 2011

10.9	Security Agreement dated March 10, 2011

10.10	Letter of Credit Agreement dated March 10, 2011

10.11	Irrevocable Instructions to Transfer Agent dated March 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.

Date: March 21, 2011	By:	/s/ Matthew L. Schissler
Matthew L. Schissler,
Chief Executive Officer